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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 2004

Registration No. 333-120744

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HEXCEL CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3089 (Primary Standard Industrial Classification Code Number)	94-1109521 (I.R.S. Employer Identification Number)
Two Stamford Plaza 281 Tresser Boulevard Stamford, Connecticut 06901-3238 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Ira J. Krakower, Esq.
Senior Vice President and General Counsel
Hexcel Corporation
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901-3238
(203) 969-0666
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joseph A. Coco, Esq. Thomas W. Greenberg, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036	Kris F. Heinzelman, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019

Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this Registration Statement as determined by market conditions.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:    ☐

        If this Form is filed to register additional securities or an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        The purpose of this Amendment No. 2 is solely to file an exhibit to this Registration Statement as set forth below in Item 16 of Part II. No changes have been made to Part I of the Registration Statement. Accordingly, it has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following sets forth expenses, other than underwriting fees and commissions, expected to be borne by the Registrant, in connection with the distribution of the Securities being registered:

Securities and Exchange Commission registration fee	$50,089
NASD filing fee	30,500
Blue Sky fees and expenses	7,500
Transfer agent fees	5,000
Legal	500,000
Printing	175,000
Accounting	195,000
Miscellaneous	106,911

Total	$1,070,000

Item 15. Indemnification of Directors and Officers

        Set forth below is a description of certain provisions of the Delaware General Corporation Law (the "DGCL"), the Certificate of Incorporation of the Company and the Hexcel Corporation 2003 Incentive Stock Plan, as amended (the "Incentive Stock Plan"), as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the applicable provisions of the DGCL, the Certificate of Incorporation of the Company, the Bylaws of the Company and the Incentive Stock Plan, which are incorporated herein by reference.

        Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity at another corporation or business organization, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of a corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (Liability of

Directors for Unlawful Payment of Dividend or Unlawful Stock Purchase or Redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

        The Company's Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, to the full extent permitted by the DGCL. The Company's Certificate of Incorporation also provides that the Company shall indemnify its directors and officers to the full extent permitted by the DGCL; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Company. The Certificate of Incorporation further provides that the Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification similar to those provided to the directors and officers of the Company to the employees and agents of the Company who are not directors or officers of the Company.

        Pursuant to the Incentive Stock Plan, no member of the Compensation Committee of the Board of Directors of the Company, or such other committee or committees of the Board of Directors as may be designated by the Board of Directors from time to time to administer the Incentive Stock Plan, shall be liable for any action or determination made in good faith, and the members of such committee or committees shall be entitled to indemnification in the manner provided in the Company's Certificate of Incorporation.

Item 16. Exhibits

Exhibit No.		Description
1.1		Form of Underwriting Agreement.
2.1
Asset Purchase Agreement dated March 31, 2000 between Hexcel Corporation and Britax Cabin Interiors, Inc. (incorporated herein by reference to Exhibit 2.1 to Hexcel's Current Report on Form 8-K dated May 10, 2000).
5.1	*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company.
23.1	*	Consent of Independent Registered Public Accounting Firm—PricewaterhouseCoopers LLP (Hexcel Corporation).
23.2	*	Consent of Independent Registered Public Accounting Firm—PricewaterhouseCoopers LLP (Hexcel Holdings Denmark ApS and Hexcel Holdings (UK) Limited).
23.3	*	Consent of Independent Registered Public Accounting Firm—Deloitte Touche Tohmatsu (BHA Aero Composite Parts Co., Ltd.).
23.4	*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
24.1	*	Powers of Attorney.

*
Previously filed.

Item 17. Undertakings

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be anew registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, state of Connecticut, on December 10, 2004.

HEXCEL CORPORATION
By:	/s/ IRA J. KRAKOWER Ira J. Krakower Senior Vice President, General Counsel and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* David E. Berges	Chairman of the Board; Chief Executive Officer; President; Director	December 10, 2004
* Stephen C. Forsyth	Executive Vice President; Chief Financial Officer	December 10, 2004
* William J. Fazio	Controller; Principal Accounting Officer	December 10, 2004
* Joel S. Beckman	Director	December 10, 2004
* H. Arthur Bellows, Jr.	Director	December 10, 2004
* Jeffrey C. Campbell	Director	December 10, 2004
* Sandra L. Derickson	Director	December 10, 2004

James J. Gaffney	Director
* Sanjeev K. Mehra	Director	December 10, 2004
* Peter M. Sacerdote	Director	December 10, 2004
* Robert J. Small	Director	December 10, 2004
* Martin L. Solomon	Director	December 10, 2004
*	/s/ IRA J. KRAKOWER Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.		Description
1.1		Form of Underwriting Agreement.
2.1
Asset Purchase Agreement dated March 31, 2000 between Hexcel Corporation and Britax Cabin Interiors, Inc. (incorporated herein by reference to Exhibit 2.1 to Hexcel's Current Report on Form 8-K dated May 10, 2000).
5.1	*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company.
23.1	*	Consent of Independent Registered Public Accounting Firm—PricewaterhouseCoopers LLP (Hexcel Corporation).
23.2	*	Consent of Independent Registered Public Accounting Firm—PricewaterhouseCoopers LLP (Hexcel Holdings Denmark ApS and Hexcel Holdings (UK) Limited).
23.3	*	Consent of Independent Registered Public Accounting Firm—Deloitte Touche Tohmatsu (BHA Aero Composite Parts Co., Ltd.).
23.4	*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
24.1	*	Powers of Attorney.

*
Previously filed.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX